Exhibit 19
Brown-Forman Corporation
Insider Trading Policy
All Officers, Employees and Directors

POLICY PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Brown-Forman Corporation (the “Company”) and the handling of confidential information about the Company and others with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
PERSONS SUBJECT TO THE POLICY
This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. From time to time, the Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.
TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to all transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including purchases, sales, gifts or any other transfers of the Company’s Class A and Class B common stock, options to purchase Company Securities, stock-settled stock appreciation rights and any other securities the Company may issue from time to time, such as warrants and convertible debentures, as well as derivative securities relating to the Company's common stock, whether or not issued by the Company.
INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations (i) to maintain the confidentiality of information about the Company and (ii) not to engage in transactions in Company Securities while in possession of material nonpublic information. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual. Neither this Policy nor any action by the Company, the Securities Law Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) constitutes legal advice or insulates an individual from liability under applicable securities laws. Violators of this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences for Failure to Comply.”
ADMINISTRATION OF THE POLICY
The Securities Law Compliance Officer of the Company shall be designated by the Company’s General Counsel and shall serve as the Compliance Officer for the purposes of this Policy until his or her replacement by the General Counsel. In his or her absence, another employee designated by the Securities Law Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

POLICY STATEMENT
It is the policy of the Company that no director, officer or employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:
•Purchase, sell, or otherwise engage in transactions in Company Securities, except as otherwise specified in this Policy;
•Recommend the purchase or sale of any Company Securities;
•Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, without limitation, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
DEFINITION OF MATERIAL NONPUBLIC INFORMATION
What is Material Information? Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Unpublished financial results;
•Projections of future earnings or losses;
•Changes in earnings projections;
•News of a proposed brand acquisition, business acquisition, joint venture or sale;
•Development of a significant new product or brand extension;
•Changes in the Company’s pricing or cost structure;
•Major marketing changes;
•Company restructuring;
•Changes in senior management;
•Major developments regarding customers or suppliers;
•Significant related party transactions;

•Events relating to the Company’s Securities (e.g., dividend policy changes, new offerings, stock splits, calls for redemption, repurchase plans, changes in the rights of securities holders); and
•Any confidential investigations of the Company or related to the Company’s Securities.

When is Information is Considered Nonpublic? Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full trading day after the day on which the information is released. If, for example, the Company were to make an announcement on a Wednesday, you should not trade in Company Securities until Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
TRANSACTIONS BY YOUR FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, limited liability companies, partnerships, or trusts (collectively referred to as “Controlled Entities”). Transactions by these Controlled Entities are treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
TRANSACTIONS UNDER THE COMPANY’S COMPENSATION PLANS
This Policy does not apply to the following transactions, except as specifically noted:
Restricted Stock/Unit Awards. This Policy does not apply to the vesting of restricted stock/units, or to your election to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock/units. The Policy does apply, however, to any market sale of stock received upon vesting, including a market sale for the purpose of generating the cash needed to pay taxes.

Stock-Settled Stock Appreciation Rights (“SSARs”). This Policy does not apply to the exercise of an SSAR acquired pursuant to the Company’s plans, or to your election to have the Company withhold shares subject to a SSAR to satisfy tax withholding requirements. This Policy does apply, however, to any market sale of the underlying stock following exercise, any sale as part of a broker-assisted cashless exercise of a SSAR, or any other market sale for the purpose of generating the cash needed to pay taxes.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to your election to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any market sale of the underlying stock following exercise, any sale as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or taxes.
401(k) Plan. At various times, it has been possible to invest contributions to the Company’s 401(k) plan in Company Securities, such as through a Company stock fund. This Policy does not apply to investments in the Company stock fund made by periodic contributions to the Company’s 401(k) plan through payroll deduction, if such investments are available. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities (Class B common stock) in the Employee Stock Purchase Plan resulting from your periodic contribution of money to such plan pursuant to the election you made at the time of your enrollment in such plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to an employee stock purchase plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in any employee stock purchase plan for any enrollment period and to your sales of Company Securities purchased pursuant to the plan.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.
Mutual Funds. The Policy does not apply to transactions in mutual funds that are invested in Company Securities.

SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in transactions related to the Company’s Securities described below:
Short Sales. “Short” sales of stock (transactions where a person borrows stock, sells it, and then buys stock at a later date to replace the borrowed shares) are prohibited by this Policy. In addition, Section

16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales.
Publicly-Traded Options. A put is an option or right to sell a specific stock at a specific price before a set date, and a call is an option or right to buy a specific stock at a specific price before a set date. Transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, and collars. Directors, officers and employees are prohibited from engaging in any such transactions.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. While standing or limit orders are not prohibited under this Policy, the Company discourages them. If a person subject to this Policy determines that they must use a standing or limit order, the order should be of short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
ADDITIONAL PROCEDURES
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading by persons in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below. Whether or not these procedures apply to you, you should not trade while aware of material nonpublic information.
Pre-Clearance Procedures. The persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted in writing or via e-mail to the Compliance Officer at least two (2) business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeking pre-clearance is denied permission to engage in the transaction, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. Pre-clearance is required whether or not the Company is in a “Blackout Period” or other period of restricted trading.
Quarterly Trading Restrictions. The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the 16th calendar day of the last month in each fiscal quarter (April 16th, July 16th, October 16th and January 16th) and ending at the close of trading on the second full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third trading day following the public release of the Company’s quarterly earnings and ending on the 16th calendar day of the last month of the next fiscal quarter.
Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a small group of directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities in advance of the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Exceptions will not be granted during an event-specific trading restriction period.
Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Compensation Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and the event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
RULE 10b5-1 PLANS
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold, gifted or traded without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into in good faith and at a time when the person entering into the plan is not aware of material nonpublic information, and the plan must include the person’s certification to this effect. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. After adoption of the plan, trading under the plan may not begin until after a lengthy “cooling off” period prescribed by SEC rules.
Any Rule 10b5-1 Plan must be submitted for approval ten (10) days prior to the entry into the Rule 10b5-1 Plan. The plan details must be coordinated closely with the Compliance Officer to confirm compliance with the Company’s disclosure requirements and other SEC rules regarding Rule 10b5-1 plans. While no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required, the Compliance Officer must be notified immediately upon any trade occurring under a Rule 10b5-1 plan in order to assist with disclosure obligations relating to each trade. No amendment, modification or termination of a Rule 10b5-1 Plan is permitted unless approved by the Compliance Officer.

POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
CONSEQUENCES FOR FAILURE TO COMPLY
The purchase, sale, gift or trade of securities by a person aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws and by the laws of foreign jurisdictions. Insider trading violations are pursued vigorously by the SEC and by federal and state enforcement authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment. The federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.
COMPANY ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Securities Law Compliance Officer. In the event of new Securities Law Compliance Officer is appointed by the General Counsel, the name and contact information for the new designee will be identified in the next quarterly Company blackout period memorandum.
CERTIFICATION
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Effective January 23, 2024 Securities Law Compliance Officer See also: Code of Conduct